TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                                                                    EXHIBIT 11
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                  COMPUTATION OF EARNINGS PER COMMON SHARE
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                                                  Three Months Ended
                                                      January 31,
                                                2 0 0 2        2 0 0 1
                                                -------        -------

Basic and diluted earnings:
  Net loss                                    $ (496,509)    $ (644,043)
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Shares:
  Weighted common shares outstanding           2,565,606      2,559,453
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Total weighted shares outstanding              2,565,606      2,559,453
                                              ----------     ----------

Basic and diluted loss per common share       $     (.19)    $     (.25)
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